EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this registration statement (Form S-3) and related Prospectus of Idera Pharmaceuticals, Inc. for the registration of the resale of up to 16,969,680 shares of common stock of Idera Pharmaceuticals, Inc. and to the incorporation by reference therein of our reports dated March 14, 2012, with respect to the financial statements of Idera Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Idera Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

December 10, 2012